EXHIBIT 97

POLICY RELATING TO RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

TWIN DISC, INCORPORATED

MANDATORY CLAWBACK POLICY

Effective October 1, 2023

1)	Purpose

This Mandatory Clawback Policy (this “Policy”), adopted by the Compensation and Human Capital Committee (the “CHCC”) of Twin Disc, Incorporated (the “Company”), sets forth the conditions under which the Company shall recover Incentive-Based Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (“Mandatory Clawback”).

2)	Definitions

(a)

“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant.

(b)

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

(c)

Incentive-Based Compensation shall be deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

3)	Conditions for Mandatory Clawback of Incentive-Based Compensation

The CHCC shall recover reasonably promptly, the amount of erroneously awarded Incentive- Based Compensation Received by a person:

(a)	On or after October 2, 2023;

(b)	After such person began service as an Executive Officer;

(c)	Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(d)	While the Company has a class of securities listed on a national securities exchange or a national securities association; and

(e)

During the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For this purpose, the date that the Company is required to prepare an accounting restatement is the earlier to occur of (i) the date the Company’s Board of Directors (or a committee of the Board of Directors authorized to take such action if action by the Board of Directors is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement described in this paragraph, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement described in this paragraph.

4)	Impracticability Exception for Mandatory Clawback

Mandatory Clawback shall not be required if the CHCC determines that such recovery would be impracticable, and that any one of the following factors apply:

(a)

The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; provided that the Company has made a reasonable attempt to recover such erroneously awarded compensation, documented such reasonable attempt(s) to recover, and provided that documentation to the Nasdaq Stock Market (“Nasdaq”).

(b)

Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that the Company has obtained an opinion of home country counsel acceptable to Nasdaq that recovery would result in such a violation, and has provided such opinion to Nasdaq.

(c)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5)	Amount of Clawback

In the event of a Mandatory Clawback, the amount of Incentive-Based Compensation subject to recovery shall be the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. In the event that the Incentive-Based Compensation is based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the following must occur:

(a)

The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and

(b)	The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

6)	Recovery of Incentive-Based Compensation

(a)

So long as such recovery occurs in a reasonably prompt manner, the CHCC shall have discretion with respect to recovery of Incentive-Based Compensation to determine whether the Company shall seek such recovery: (i) by seeking repayment from the Executive Officer; (ii) by reducing amounts that would otherwise be payable to the Executive Officer under any compensatory plan, program or arrangement maintained by the Company or any subsidiary or affiliate of the Company (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement); (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amounts) or grants of compensatory awards that would have otherwise been made in accordance with the Company’s applicable compensation practices; or (iv) by any combination of the above.

(b)	The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation.

(c)

The recovery of Incentive Compensation under this policy is in addition to any other right or remedy available to the Company, including termination of employment or institution of civil or criminal proceedings.

7)	Authority and Binding Effect of Determinations

The CHCC shall have full and final authority to make all determinations under this policy in its sole discretion. Any determination made by the CHCC under this policy shall be final, binding, and conclusive on all parties.

8)	Compliance with Section 409A

Any set-offs of deferred benefits to recover the amounts to be repaid by Executive Officers under this policy shall be made in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

9)	Compliance with Nasdaq Requirements

This Policy is intended to comply with the listing standards applicable to the Company under the rules of Nasdaq (or such other securities exchange on which the Company’s securities are listed for trading). The CHCC shall interpret and apply the terms of this Policy in accordance with such listing standards.

10)	Severability

If any provision of this policy or the application of any provision in this policy to an Executive Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

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